EXHIBIT 99.1

Inuvo Reports Second Quarter 2026 Results

Audience Modeling Revenue Grows 19% as Company Streamlines Legacy Search and Strengthens Capital Position

Management to host conference call at 4:15 PM ET, Tuesday, August 11, 2026

LITTLE ROCK, AR, August 11, 2026 – Inuvo, Inc. (NYSE American: INUV), a leader in artificial intelligence advertising technology, today announced financial results for the second quarter ended June 30, 2026, and provided a business update.

Recent Business Highlights

•	Audience Modeling Revenue Growth: Second quarter Audience Modeling revenue grew 19% year over year, driven by recent client wins and increased investment from existing IntentKey customers.
•	Enterprise Sales Momentum: Added five new brand-direct relationships, including two with Fortune Global 500 companies.
•	Legacy Search Rationalization: Made decisive moves to eliminate cash and margin drag from Legacy Search by lowering costs.
•	Stronger Capital Position: Completed financing transactions with combined gross proceeds of approximately $13 million, of which approximately $10 million was received in the second quarter and approximately $3 million was received in July. Proceeds were used to retire prior debt facilities and add working capital.
•	Expanded IntentKey Applications: Expanded IntentKey intelligence application beyond traditional consumer advertising, while continuing product innovation designed to broaden access to the technology.

“During the second quarter, we made meaningful progress in our strategic pivot towards an IntentKey-focused future,” said Rob Buchner, Chairman and CEO of Inuvo. “We took decisive steps to strengthen the business by streamlining our Legacy Search to operate leaner and more profitably and by strengthening our balance sheet and extending our cash runway. Our sharpened go-to-market strategy yielded growth in both second quarter Audience Modeling revenue and our sales pipeline. As we look ahead at the back half of the year, we believe these moves have better positioned us to operate from a place of strength as we continue to execute on our top-line growth plans.”

Financial Results for the Second Quarter 2026

Net revenue decreased 67% to $7.5 million in the second quarter of 2026 compared with the same period in 2025. This decline was due to an 80% year-over-year decrease in Legacy Search revenue, driven by the 2025 strategic reset of the Bonfire platform and ongoing structural changes in the industry. Partially offsetting this decline was a 19% increase in Audience Modeling revenue, reflecting the continued strategic pivot towards IntentKey as the company’s future growth driver.

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Gross profit declined $13.8 million to $3.3 million in the second quarter of 2026 driven primarily by a change in revenue mix resulting from the contraction in Legacy Search revenue. Note that Legacy Search revenue historically carries a higher gross margin, but lower operating margin, as a lower proportion of its costs are recorded in cost of revenue and a greater portion is reflected in operating expenses.

Second quarter 2026 operating expenses were $6.4 million, a decrease of $12.8 million, or 67%, compared with the same period in 2025, driven by lower marketing and compensation costs associated with lower Legacy Search revenue. Second quarter operating loss was $3.0 million in 2026 compared to $2.0 million in 2025.

Other expenses for the second quarter included a charge of $0.9 million related to the extinguishment of debt associated with the Company’s financing transactions.

Net loss for the second quarter of 2026 was $4.0 million, or $0.27 per share, compared with a net loss of $1.5 million, or $0.10 per share, in the same period in 2025. Adjusted EBITDA for the second quarter of 2026 was a loss of $1.8 million, compared with a loss of $0.6 million in the second quarter of 2025.

Liquidity and Capital Resources

During the quarter, the Company entered into a purchase agreement issuing two secured promissory notes for gross proceeds of $10.3 million. Subsequent to the end of the second quarter, the company completed a registered direct offering of common stock and pre-funded warrants for gross proceeds of $3.0 million. The proceeds from these transactions were used to retire existing debt and provide working capital for the business.

As of June 30, 2026, the Company had $886 thousand in cash and cash equivalents and $6.2 million in restricted cash. These amounts do not include the impact of the offering of stock and warrants that occurred subsequent to quarter end. As of June 30, 2026, the Company’s prior convertible promissory note and receivables-based credit facility had been extinguished.

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2026 Outlook

For the balance of 2026, Inuvo currently expects:

•	Audience Modeling Growth – Continued year-over-year revenue growth for 2026, supported by a healthy sales pipeline.
•	Legacy Search - Stabilized quarterly revenue, with margins expected to improve as the Company operates the business at a positive cashflow.
•	Operating Discipline - Operating expenses to remain lower year over year, primarily due to lower Legacy Search traffic acquisition costs and lower compensation expense.
•	Strategic Execution - Continued focus on brand-direct growth, raising IntentKey’s industry profile, product innovation, and higher-margin revenue.

“With a stronger capital position and a more streamlined revenue base, we are entering the second half with greater focus and flexibility,” said Buchner. “Our priorities remain clear: deepen adoption of IntentKey, expand its applications and continue building a higher-margin, more resilient business.”

Conference Call Details:

The Company will host the second quarter results call scheduled for today at 4:15 p.m. Eastern Time.

Toll-free Dial-in Number: 1-800-717-1738

International Dial-in Number: 1-646-307-1865

Conference ID: 1157191

Webcast Link: HERE

A telephone replay will be available through Tuesday, August 25, 2026. To access the replay, please dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international). At the system prompt, please enter the code1157191 followed by the # sign. You will then be prompted for your name, company, and phone number. Playback will then automatically begin.

About Inuvo

Inuvo, Inc. (NYSE American: INUV) is a disruptive AI specifically designed for modeling media audiences. IntentKey® AI is a patented technology capable of identifying customer engagement based on real-time media consumption. Our models refresh every 5 minutes and know, with precision, why prospects are interested in a product or brand, in turn, predicting purchase intent 24 hours before legacy programmatic systems can respond to buying signals. Inuvo's language-based AI does not rely on consumer IDs, keeping Inuvo on the vanguard of consumer data privacy. To learn more, visit www.inuvo.com.

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Safe Harbor / Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Inuvo’s quarter-end financial close process and preparation of financial statements for the quarter that are subject to risks and uncertainties that could cause results to be materially different than expectations. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, without limitation risks detailed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading “Risk Factors” in Inuvo, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 as filed on March 5, 2026, and our other filings with the SEC. Additionally, forward looking statements are subject to certain risks, trends, and uncertainties on Inuvo’s business and operations. Inuvo cannot provide assurances that the assumptions upon which these forward-looking statements are based will prove to have been correct. Should one of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements, and investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Inuvo does not intend to update or revise any forward-looking statements made herein or any other forward-looking statements as a result of new information, future events or otherwise. Inuvo further expressly disclaims any written or oral statements made by a third party regarding the subject matter of this press release. The information which appears on our websites and our social media platforms is not part of this press release.

Investor Contact:

Wallace Ruiz

Chief Financial Officer

Tel (501) 205-8397

wallace.ruiz@inuvo.com

(Tables follow)

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INUVO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30	December 31
	2026	2025
Assets

Cash and cash equivalent and restricted cash	$2,086,471	$2,839,921
Accounts receivable, net	4,515,833	5,887,884
Prepaid expenses and other current assets	663,922	489,790
Total current assets	7,266,226	9,217,595

Property and equipment, net	1,389,580	1,629,561
Restricted cash, net of current portion	5,000,823	-

Goodwill	9,853,342	9,853,342
Intangible assets, net of accumulated amortization	3,190,625	3,425,375
Other assets	582,537	741,977

Total assets	$27,283,133	$24,867,850

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$4,186,662	$7,090,784
Accrued expenses and other current liabilities	4,582,523	3,914,067
Outstanding borrowings under financing agreement	-	3,288,100
Notes payable, current portion, net	3,337,000	-
Total current liabilities	12,106,185	14,292,951

Long-term liabilities
Notes payable, net of current portion	6,405,000	-
Other long-term liabilities	452,779	551,883
Total long-term liabilities	6,857,779	551,883.00

Total stockholders' equity	8,319,169	10,023,016
Total liabilities and stockholders' equity	$27,283,133	$24,867,850

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INUVO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2025	2025	2026	2025
Net revenue	$7,535,055	$22,671,333	$15,462,609	$49,379,365
Cost of revenue	4,206,966	5,576,545	8,470,632	11,197,486
Gross profit	3,328,089	17,094,788	6,991,977	38,181,879
Operating expenses:
Marketing costs	1,392,953	14,138,328	3,485,765	31,651,322
Compensation	2,864,401	3,201,006	6,554,604	6,800,327
Selling, general and administrative	2,112,961	1,799,011	3,874,788	3,543,574
Total operating expenses	6,370,315	19,138,345	13,915,157	41,995,223
Operating loss	(3,042,226)	(2,043,557)	(6,923,180)	(3,813,344)
Financing expense, net	107,059	17,697	505,498	45,626
Other income (expense)	(887,952)	559,991	5,289,772	1,100,562
Income tax expense	2,677	-	5,353	2,676
Net loss	$(4,039,914)	$(1,501,263)	$(2,144,259)	$(2,761,084)

Net loss per share, basic and diluted
Net (loss) income	$(0.27)	$(0.10)	$(0.15)	$(0.19)
Weighted average shares outstanding
Basic	14,835,062	14,450,640	14,786,210	14,361,782
Diluted	14,835,062	14,450,640	14,786,210	14,361,782

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RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA

(unaudited)

	Three Months Ended		Six Months Ended
	June 30	June 30	June 30	June 30
	2026	2025	2026	2025
Net loss	$(4,039,914)	$(1,501,263)	$(2,144,259)	$(2,761,084)
Financing expense, net	107,059	17,697	505,498	45,626
Income tax Expense	2,677	-	5,353	2,676
Depreciation and amortization	518,584	562,558	1,057,370	1,130,600
EBITDA	(3,411,594)	(921,008)	(576,038)	(1,582,182)
Stock-based compensation	240,428	291,789	543,147	596,073
Non recurring items:
Extinguishment of debt & fair value adjustment	870,702	-	870,702	-
Settlement Agreement	-	-	(6,163,029)	-
Severance	470,988	-	1,385,038	335,000
Adjusted EBITDA	$(1,829,476)	$(629,219)	$(3,940,180)	(651,109)

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

We present EBITDA and Adjusted EBITDA as a supplemental measure of our performance. We defined EBITDA as net income/(loss) plus (i) financing expense, (ii) income tax expense, and (iii) depreciation and  amortization. We further define Adjusted EBITDA as EBITDA plus (iv) stock-based compensation and (v) certain identified and less certain one-time expenses and proceeds, which are not expected to recur or be representative of future ongoing operations of the business. These adjustments are itemized above. We use EBITDA and Adjusted EBITDA internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our operational performance. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

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